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                                                                     EXHIBIT 5.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ritchie Bros. Auctioneers Incorporated

     We consent to the use of our reports dated February 11, 2005, with respect to the:

          1. Consolidated balance sheets of Ritchie Bros. Auctioneers Incorporated as at December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, and

          2. Item 18 -- Reconciliation with United States Generally Accepted Accounting Principles as at December 31, 2004 and 2003, and for each of the years in the three year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
November 16, 2005